Exhibit 99.1

Press Release

KBR

601 Jefferson St. • Houston, Texas 77002

Phone 713.753.3011 • Fax 713.753.5353

FOR IMMEDIATE RELEASE	Contact:	Zac Nagle
February 27, 2014		Vice President,
Investor Relations and Communications
713-753-5082

Rick Goins
Director, Communications
713-753-8209

KBR ANNOUNCES FOURTH QUARTER AND ANNUAL 2013 FINANCIAL RESULTS

•	Backlog at $14.4 billion with book-to-bill of 1.1x for fourth quarter of 2013

•	Total cash provided by operations of $209 million in the fourth quarter of 2013

•	Cash and cash equivalents of $1.1 billion at December 31, 2013

•	Board of Directors authorizes new $350 million share buyback program

HOUSTON, Texas – KBR (NYSE:KBR) announced today its fourth quarter and annual 2013 financial results.

Fourth Quarter Results

Net income attributable to KBR was $27 million, or $0.18 per diluted share, compared to net income attributable to KBR of $30 million, or $0.20 per diluted share, in the fourth quarter of 2012.

Consolidated revenue in the fourth quarter of 2013 was $1.7 billion compared with $1.8 billion in the fourth quarter of 2012. Gross profit in the fourth quarter of 2013 was $84 million compared to gross profit of $60 million in the prior year fourth quarter.

“The fourth quarter was highlighted by a strong 1.1x book-to-bill ratio and cash flow from operations of $209 million. We’re also pleased our Board of Directors has authorized a new $350 million share repurchase program,” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR. “However, earnings for the quarter were significantly less than anticipated. Looking forward, opportunities across all of our business segments remain strong and we believe that we are well positioned to win and execute a significant portion of this work. We continue to pursue several mega LNG prospects but do not expect final investment decisions from our customers until 2015.”

The following pre-tax items are included in the 2013 fourth quarter financial results:

•	A $17 million, non-cash charge associated with the accounting for foreign currencies occurring over the life of a project and a $20 million charge for increased costs from delays in project commissioning, project taxes, and other costs for a project which achieved provisional acceptance in January 2014

•	Severance and associated workforce adjustment-related costs of approximately $13 million

•	Legal settlements of approximately $13 million, inclusive of a $6.6 million expected settlement with the African Development Bank

•	Approximately $16 million non-cash impact related to a change in the percentage of completion on a LNG project. This current period impact is expected to be recognized in future earnings as the project progresses

•	A higher tax rate than forecast

Additionally, during the quarter, the anticipated closeout on two LNG projects did not occur which could have resulted in an approximate $0.36 per share improvement in the quarterly earnings. We have subsequently received provisional acceptance on one of the LNG projects and are working on the close out of this project. We remain optimistic we will achieve a favorable settlement, but have reduced our estimate of the potential EPS benefit to a range of between zero and $0.27 per share.

Business Discussion (All comparisons are fourth quarter 2013 versus fourth quarter 2012, unless otherwise noted.)

Gas Monetization Results

Gas Monetization revenue was $432 million, down $176 million, primarily due to reduced activity on two projects nearing completion in Africa. Gross profit was $21 million, down $85 million, primarily due to the $17 million charge relating to accounting for foreign currencies and the $20 million charge for increased costs as noted above, in addition to favorable changes in project estimates recognized in Q4 2012 on an LNG project in Australia that did not reoccur in Q4 2013.

Gas Monetization equity in earnings of unconsolidated affiliates, net of tax, was $9 million, flat with the prior year.

Hydrocarbons Results

Hydrocarbons revenue was $432 million, up $107 million. Hydrocarbons gross profit was $44 million, down $13 million. Fourth quarter 2012 included a $14 million gain related to a project settlement that did not reoccur in 2013. Revenue growth is the result of increased downstream activity on ammonia, urea and ethylene projects in North America, an ethylene project in Uzbekistan, and an oil and gas project in Azerbaijan.

Infrastructure, Government and Power (IGP) Results

IGP revenue was $387 million, down $60 million. Gross profit was $20 million, up $53 million. The increase in gross profit was driven by $58 million in project charges associated with two minerals projects in the fourth quarter of 2012 which did not reoccur in 2013. While activity in the infrastructure and minerals markets remains challenging, opportunities for international government, power generation and air quality control projects in the U.S. remain encouraging.

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IGP equity in earnings of unconsolidated affiliates, net of tax, was $13 million, down $2 million. The decline was primarily related to reduced activity on a project for the U.K. Ministry of Defence that is nearing completion.

Services Results

Services revenue was $460 million, up $27 million. Gross profit was $10 million, up $62 million, primarily due to $62 million in Q4 2012 charges related to cost increases to complete three construction projects in the United States in addition to increased activity on several module fabrication contracts in Canada.

Services equity in earnings of unconsolidated affiliates, net of tax, was $3 million, down $5 million, primarily due to lower vessel utilization at our Mexican joint venture.

Corporate

Corporate general and administrative expense was $68 million, up $9 million, primarily due to higher ERP implementation expenses, severance costs and costs related to additional reserves established by our captive insurance company.

Labor Cost Absorption

Fourth quarter of 2013 labor cost absorption (LCA) expense was $15 million, a $7 million improvement from the prior year’s fourth quarter. The main drivers for the under absorption of costs continue to be reduced work volumes at our London and Australian offices plus associated severance costs.

Tax

The effective tax rate for the fourth quarter 2013 was approximately 33 percent, primarily driven by a valuation allowance taken against certain U.S. state tax loss carry-forwards during the quarter.

Full Year 2013 Results

Net income attributable to KBR was $229 million, or $1.54 per diluted share, in fiscal year 2013, compared with net income attributable to KBR of $144 million, or $0.97 per diluted share, in fiscal year 2012.

Department of Justice Lawsuit

In January, 2014, the Department of Justice (DOJ) filed a complaint against us and two former KBR subcontractors alleging that three former employees were offered and accepted kickbacks from these subcontractors in exchange for favorable treatment in the award of subcontracts during the course of KBR’s performance on the LogCAP III contract in Iraq. The complaint alleges that as a result of the kickbacks, we submitted false invoices resulting in alleged violations of the False Claims Act and the Anti-Kickback Act. We are disappointed the DOJ decided to file this case against us as the matter relates to actions by former employees and the investigation by the DOJ dates back to 2004. We had previously self-reported all violations known to us and timely tendered credits to the U.S. Government as appropriate.

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2014 Guidance

KBR expects 2014 fully diluted EPS to be in the range between $1.75 and $2.10. This guidance estimate does not assume any benefit from the potential favorable close out of the LNG project previously noted.

Additionally, the company provides the following details regarding its 2014 guidance:

•	ERP expense of between $55 million and $65 million

•	Capital expenditures of between $65 million and $80 million, including between $25 million and $35 million related to ERP

Capital Allocation

We expect to continue generating operating cash flow in the future. Our Board of Directors has reviewed and approved the following capital allocation objectives:

•	Pursue a limited number of targeted acquisitions to enhance our technology portfolio

•	Return capital to our shareholders by continuing to pay a dividend

•	Return capital to our shareholders via repurchases of our common stock

KBR has a strong record of returning capital to KBR shareholders, distributing approximately $828 million in the form of dividends and share repurchases since January 2007. Consistent with our history, the KBR Board of Directors authorized a new $350 million share buyback program on February 25, 2014. This new authorization to repurchase shares replaces and terminates a buyback program previously announced in 2011.

Significant Achievements and Awards

•	A major engineering design and procurement contract by BP for the Shah Deniz Stage 2 Project for both onshore and offshore facilities.

•	A major, 5-year Master Services Agreement with DuPont Engineering to provide engineering, procurement and construction management (EPCM) services for most DuPont facilities in the USA and Mexico.

•	An Enterprise Framework Agreement with Shell for module fabrication under which Shell may call on KBR to provide pipe fabrication and module assembly to support Shell’s projects in North America for a primary period of 7 years, with the ability to extend for up to an additional 3 years.

•	A contract to provide world-class maintenance for International Paper. KBR will provide total maintenance services for one of Russia’s most productive paper mills, located in Svetogorsk, Russia, which it has maintained for nearly a decade.

•	KBR with John Holland was selected by Melbourne Water to deliver engineering, procurement and construction (EPC) services for water, wastewater and drainage projects in Melbourne over the next 3 years as part of their Water Plan capital works program.

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•	A contract for the basic design and development for Heerema Offshore Services’ large new semisubmersible crane vessel.

•	A contract for KBR’s leading ammonia technology for a new fertilizer facility in Indiana. KBR will provide the technology license, basic engineering and design package, and supply of proprietary equipment for the 2,200 metric ton per day grassroots ammonia facility.

•	A contract for an ammonia revamp study in Algeria. The study will improve safety, reliability and energy efficiency of two Algerian ammonia plants and is expected to increase overall ammonia production capacity by 50 percent.

About KBR

KBR is a global engineering, construction and services company supporting the energy, hydrocarbons, power, industrial, civil infrastructure, minerals, government services and commercial markets. For more information, visit www.kbr.com.

Forward Looking Statement

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 27, 2014, Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

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KBR, Inc.: Condensed Consolidated Statements of Income

(Millions, except per share data) (Unaudited)

	Three Months Ended
	December 31,	December 31,	September 30,
	2013	2012	2013
Revenue:
Gas Monetization	$432	$608	$535
Hydrocarbons	432	325	364
Infrastructure, Government and Power	387	447	374
Services	460	433	493
Other	13	15	14

Total revenue	1,724	1,828	1,780

Gross profit (loss):
Gas Monetization	21	106	134
Hydrocarbons	44	57	40
Infrastructure, Government and Power	20	(33)	18
Services	10	(52)	16
Other	4	4	3
Labor cost absorption not allocated to the business segments	(15)	(22)	(10)

Total gross profit	84	60	201

Equity in earnings of unconsolidated affiliates:
Gas Monetization	9	9	19
Hydrocarbons	—	1	—
Infrastructure, Government and Power	13	15	9
Services	3	8	—
Other	5	5	3

Total equity in earnings of unconsolidated affiliates	30	38	31

General and administrative expenses	(68)	(59)	(66)
Gain on disposition of assets, net	3	30	—

Operating income	49	69	166
Interest expense, net	(2)	(1)	(1)
Foreign currency gains (losses), net	2	(2)	(2)
Other non-operating expenses	(1)	(1)	(1)

Income before income taxes and noncontrolling interests	48	65	162
Provision for income taxes	(16)	(13)	(75)

Net income	32	52	87
Net income attributable to noncontrolling interests	(5)	(22)	(63)

Net income attributable to KBR	$27	$30	$24

Net income attributable to KBR per share:
Basic	$0.19	$0.20	$0.16
Diluted	0.18	0.20	0.16
Basic weighted average shares outstanding	148	147	148
Diluted weighted average shares outstanding	149	148	149
Cash dividends declared per share	$0.08	$0.13	$0.08

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KBR, Inc.: Condensed Consolidated Statements of Income

(Millions, except per share data) (Unaudited)

	Twelve Months Ended
	December 31,
	2013	2012
Revenue:
Gas Monetization	$2,155	$3,006
Hydrocarbons	1,482	1,260
Infrastructure, Government and Power	1,535	1,848
Services	2,051	1,600
Other	60	56

Total revenue	7,283	7,770

Gross profit (loss):
Gas Monetization	324	381
Hydrocarbons	177	185
Infrastructure, Government and Power	65	20
Services	57	(49)
Other	15	16
Labor cost absorption not allocated to the business segments	(57)	(35)

Total gross profit	581	518

Equity in earnings of unconsolidated affiliates:
Gas Monetization	55	33
Hydrocarbons	—	1
Infrastructure, Government and Power	47	56
Services	13	33
Other	22	28

Total equity in earnings of unconsolidated affiliates	137	151

General and administrative expenses	(249)	(222)
Impairment of goodwill and long-lived assets	—	(180)
Gain on disposition of assets	2	32

Operating income	471	299
Interest expense, net	(5)	(7)
Foreign currency gains (losses)	—	(2)
Other non-operating expenses	(3)	(2)

Income before income taxes and noncontrolling interests	463	288
Provision for income taxes	(136)	(86)

Net income	327	202
Net income attributable to noncontrolling interests	(98)	(58)

Net income attributable to KBR	$229	$144

Net income attributable to KBR per share:
Basic	$1.55	$0.97
Diluted	1.54	0.97
Basic weighted average shares outstanding	148	148
Diluted weighted average shares outstanding	149	149
Cash dividends declared per share	$0.24	$0.28

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KBR, Inc.: Condensed Consolidated Balance Sheets

(Millions) (Unaudited)

	December 31,
	2013	2012
Assets
Current assets:
Cash and equivalents	$1,099	$1,053
Accounts receivable, net of allowance for doubtful accounts of $18 and $15	1,063	1,087
Costs and estimated earnings in excess of billings on uncompleted contracts	458	589
Deferred income taxes	194	251
Other current assets	196	464

Total current assets	3,010	3,444
Property, plant and equipment, net of accumulated depreciation of $397 and $356 (including net PPE of $67 and $72 owned by a variable interest entity)	415	390
Goodwill	772	779
Intangible assets, net of amortization	85	99
Equity in and advances to unconsolidated affiliates	156	217
Deferred income taxes	337	203
Claims and accounts receivable	628	518
Other assets	113	117

Total assets	$5,516	$5,767

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$747	$756
Payable to former parent	105	49
Billings in excess of costs and estimated earnings on uncompleted contracts	392	439
Accrued salaries, wages and benefits	239	242
Other current liabilities	345	698

Total current liabilities	1,828	2,184
Pension obligations	477	391
Employee compensation and benefits	114	120
Income tax payable	70	90
Deferred income taxes	87	77
Other liabilities	345	394

Total liabilities	2,921	3,256

KBR shareholders’ equity:
Preferred stock	—	—
Common stock	—	—
Paid-in capital in excess of par	2,065	2,049
Accumulated other comprehensive loss	(740)	(610)
Retained earnings	1,902	1,709
Treasury stock	(610)	(606)

Total KBR shareholders’ equity	2,617	2,542
Noncontrolling interests	(22)	(31)

Total shareholders’ equity	2,595	2,511

Total liabilities and shareholders’ equity	$5,516	$5,767

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KBR, Inc.: Condensed Consolidated Statements of Cash Flows

(Millions) (Unaudited)

	Twelve Months Ended
	December 31,
	2013	2012
Cash flows from operating activities:
Net income	$327	$202
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	68	65
Equity in earnings of unconsolidated affiliates	(137)	(151)
Deferred income tax expense	24	18
Gain on disposition of assets	(2)	(32)
Impairment of goodwill and long-lived assets	—	180
Other	21	35
Changes in operating assets and liabilities:
Accounts receivable	(7)	(9)
Costs and estimated earnings in excess of billings on uncompleted contracts	80	(239)
Accounts payable	49	(14)
Billings in excess of costs and estimated earnings on uncompleted contracts	(29)	(93)
Accrued salary, wages and benefits	(10)	(8)
Reserve for loss on uncompleted contracts	(44)	34
Collection (repayment) of advances from (to) unconsolidated affiliates, net	14	(6)
Distributions of earnings received from unconsolidated affiliates	180	108
Payment on performance bonds for the EPC 1 project in Mexico	(108)	—
Income taxes payable	(22)	(62)
Pension funding	(54)	(30)
Retainage payable	(35)	(70)
Subcontractor advances	20	131
Other assets and liabilities	(45)	83

Total cash flows provided by operating activities	290	142

Cash flows from investing activities:
Acquisition or disposition of businesses	10	(3)
Purchases of property, plant and equipment	(78)	(75)
Proceeds from sale of assets and investments	6	127
Return of capital from equity method joint ventures	—	3

Total cash flows provided by (used in) investing activities	(62)	52

Cash flows from financing activities:
Purchases of treasury stock	(7)	(40)
Distributions to noncontrolling interests	(108)	(36)
Investments from noncontrolling interests	9	—
Payments of dividends to shareholders	(36)	(37)
Net proceeds from issuance of common stock	6	7
Excess tax benefits from share-based compensation	—	4
Payments on short-term and long-term borrowings	(14)	(14)
Other	2	—

Total cash flows used in financing activities	(148)	(116)

Effect of exchange rate changes on cash	(34)	9
Increase in cash and equivalents	46	87

Cash and equivalents at beginning of period	1,053	966

Cash and equivalents at end of period	$1,099	$1,053

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KBR, Inc.: Condensed Consolidated Statements of Cash Flows

(Millions) (Unaudited)

	Three Months Ended
	December 31,
	2013	2012
Cash flows from operating activities:
Net income	$32	$52
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	19	17
Equity in earnings of unconsolidated affiliates	(30)	(38)
Deferred income tax benefit	(46)	(43)
Gain on disposition of assets	(2)	(32)
Other	3	13
Changes in operating assets and liabilities:
Accounts receivable	(133)	85
Costs and estimated earnings in excess of billings on uncompleted contracts	152	53
Accounts payable	113	(131)
Billings in excess of costs and estimated earnings on uncompleted contracts	74	51
Accrued salary, wages and benefits	4	41
Reserve for loss on uncompleted contracts	(13)	37
Collection (repayment) of advances from (to) unconsolidated affiliates, net	2	(4)
Distributions of earnings received from unconsolidated affiliates	29	48
Income taxes payable	87	21
Pension funding	(28)	(7)
Retainage payable	(6)	(47)
Subcontractor advances	6	11
Other assets and liabilities	(54)	26

Total cash flows provided by operating activities	209	153

Cash flows from investing activities:
Acquisition or disposition of businesses	10	(2)
Purchases of property, plant and equipment	(21)	(22)
Proceeds from sale of assets and investments	(1)	127
Investment in equity method joint ventures	—	(1)

Total cash flows provided by (used in) investing activities	(12)	102

Cash flows from financing activities:
Purchases of treasury stock	—	(4)
Distributions to noncontrolling interests	(59)	(27)
Investments from noncontrolling interests	9	—
Payments of dividends to shareholders	(12)	(15)
Net proceeds from issuance of common stock	1	2
Excess tax benefits from share-based compensation	—	1
Payments on short-term and long-term borrowings	(5)	(4)
Other	1	(1)

Total cash flows used in financing activities	(65)	(48)

Effect of exchange rate changes on cash	8	—
Increase in cash and equivalents	140	207

Cash and equivalents at beginning of period	959	846

Cash and equivalents at end of period	$1,099	$1,053

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KBR, Inc.: Backlog Information (a)

(Millions) (Unaudited)

	December 31,	September 30,	December 31,
	2013	2013	2012
Gas Monetization	$6,158	$6,068	$7,745
Hydrocarbons	2,619	2,334	1,354
Infrastructure, Government and Power	2,097	2,284	2,824
Services	2,544	2,506	2,025
Other	996	976	983

Total backlog(b)	$14,414	$14,168	$14,931

(a)	Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100 percent of the expected revenue from the project. Backlog generally includes total expected revenue in backlog when a contract is awarded and/or the scope is definitized. Where contract duration is indefinite, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract being agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where KBR acts solely in a project management capacity, KBR only includes the management fee revenue of each project in backlog. For certain long-term service contracts with a defined contract term, such as those associated with privately financed projects, the amount included in backlog is limited to five years.

Backlog related to unconsolidated joint ventures is presented as KBR’s percentage ownership of the joint venture’s estimated revenue. However, because these projects are accounted for under the equity method, only KBR’s share of future earnings from these projects will be recorded in revenue. Our backlog for projects related to unconsolidated joint ventures totaled $5.5 billion, $5.2 billion and $5.8 billion at December 31, 2013, September 30, 2013, and December 31, 2012, respectively. Our backlog related to consolidated joint ventures with noncontrolling interest totaled $1.4 billion, $1.5 billion and $2.1 billion at December 31, 2013, September 30, 2013, and December 31, 2012, respectively.

As of December 31, 2013, 43 percent of our backlog was attributable to fixed-price contracts and 57 percent was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of December 31, 2013, September 30, 2013, and December 31, 2012.

(b)	Backlog attributable to unfunded government orders was $0.2 billion, $0.1 billion and $0.2 billion as of December 31, 2013, September 30, 2013, and December 31, 2012, respectively.

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